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                                                   Exhibit 18(i) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K
                              RIMCO MONUMENT FUNDS
                               MULTIPLE CLASS PLAN


     This Multiple Class Plan ("Plan") is adopted by RIMCO MONUMENT FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.



           Purpose

     1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Trust of more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule.



     2.    Separate Arrangements/Class Differences

           The Funds set forth on Exhibit A offer two classes of shares which are titled Class A Shares and Class B Shares. The Trust has adopted a distribution plan pursuant to Rule 12b-1 with respect to Class B Shares; Class A Shares are not subject to the Rule 12b-1 Plan.

           Class A Shares may be purchased through Riggs National Bank and its affiliates, as well as through authorized broker-dealers.

           Class B Shares are only available in connection with an automated "cash sweep" investment program established by Riggs National Bank.

           The minimum initial investment in the ClassA Shares is $2,500.00 ($500.00 in the case of IRAs); subsequent investments must be made in the amount of $100.00 ($50.00 in the case of IRAs). Minimum investment requirements for Class B Shares will be determined by Riggs National Bank on the basis of eligibility to participate in the cash sweep program.

           Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and
           (ii) only holders of Class B Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.





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     3.    Expense Allocations

           The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Class B Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.



     4.    Exchange Features

           A shareholder may exchange shares of one Fund for the appropriate class of shares of any other Fund in the Trust. Shares of Funds with a sales charge may be exchanged at net asset value for shares of other Funds with an equal sales charge or no sales charge. Shares of Funds with a sales charge may be exchanged for shares of Funds with a higher sales charge at net asset value, plus the additional sales charge. Shares of Funds with no sales charge, whether acquired by direct purchase, reinvestment of dividends on such shares, or otherwise, may be exchanged for shares of Funds with a sales charge at net asset value, plus the applicable sales charge. When an exchange is made from a Fund with a sales charge to a Fund with no sales charge, the shares exchanged and additional shares which have been purchased by reinvesting dividends or capital gains on such shares retain the character of the exchanged shares for purposes of exercising further exchange privileges.



           Due to the nature of the cash sweep program by which Class B Shares will be acquired, exchange features do not apply to Class B Shares.



           Effectiveness

     5. This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan; and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.


     6.    Amendment

           This Plan may be amended at any time, with respect to any Class, by a majority vote of: (i) the Trust's Board of Trustees; and (ii) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan.




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                              RIMCO MONUMENT FUNDS

                                    EXHIBIT A
                                     to the
                               Multiple Class Plan


                     RIMCO Monument Prime Money Market Fund:
                                 Class A Shares
                                 Class B Shares


                 RIMCO Monument U.S. Treasury Money Market Fund:
                                 Class A Shares
                                 Class B Shares


        This Multiple Class Plan is adopted by RIMCO Monument Funds with respect to the Classes of Shares of the portfolios of RIMCO Monument
                             Funds set forth above.



                            Witness  the due  execution  hereof  this 1st day of
September, 1995.


                                                     RIMCO Monument Funds


                                                     By:  /s/ Edward C. Gonzales
                                                     Title:  President
                                                     Date: September 1, 1995